Exhibit 107

Calculation of Filing Fee Tables

FORM S-3
(Form Type)
KIORA PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 457(o)	(2)	(3)	(3)	—	—
	Equity	Preferred Stock, par value $0.01 per share	Rule 457(o)	(2)	(3)	(3)	—	—
	Debt	Debt Securities	Rule 457(o)	(2)	(3)	(3)	—	—
	Other	Warrants	Rule 457(o)	(2)	(3)	(3)	—	—
	Other	Units	Rule 457(o)	(2)	(3)	(3)	—	—
	Unallocated (Universal) Shelf		Rule 457(o)	(2)	(3)	$100,000,000	$0.00015310	$15,310.00
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities	—	—	—	—	—	—	—	—
Total Offering Amounts						$100,000,000		$15,310.00
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$15,310.00
(1)Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price.

(2)An indeterminate amount of the securities of each identified class is being registered as may from time to time be offered under this registration statement at indeterminate prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered or sold under this registration statement, as shall have an aggregate initial offering price not to exceed $100,000,000. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $100,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Units may be issued under a unit agreement and will represent an interest in one or more securities registered under this registration statement including shares of common stock or preferred stock, debt securities or warrants, in any combination, which may or may not be separable from one another. Pursuant to Rule 416 under the Securities Act, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities.

(3)The proposed maximum aggregate offering price per class of security will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security.